Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the use of (i) our report dated May 23, 2013 with respect to the consolidated balance sheet of Rexford Industrial Realty, Inc. as of March 31, 2013; (ii) our report dated March 6, 2013, except for the Combined Balance Sheets, Combined Statements of Operations, Note 2 “Summary of Significant Accounting Policies”, Note 3 “Investment in Real Estate”, Note 4 “Intangible Assets”, Note 6 “Notes Payable” and Note 14 “Subsequent Events” as to which the date is May 23, 2013 with respect to the combined financial statements of Rexford Industrial Realty, Inc. Predecessor as of and for the years ended December 31, 2012 and 2011; and (iii) our report dated May 23, 2013 with respect to the statement of revenues and certain expenses of Glendale Commerce Center for the year ended December 31, 2012, in the Registration Statement (Form S-11) and related Prospectus of Rexford Industrial Realty, Inc. dated May 23, 2013.

/s/ Ernst & Young LLP

Los Angeles, California

May 23, 2013